UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2007 (October 10, 2007)

Mesa Royalty Trust

(Exact name of registrant as specified in its charter)

Texas	1-07884	76-6284806
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

The Bank of New York Trust Company,
N.A., Trustee
919 Congress Avenue
Austin, Texas		78701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 1-800-852-1422/512-479-2562

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

As previously announced in 2006, Pioneer Natural Resources USA, Inc. (“Pioneer USA”) reached an agreement to settle claims made in the lawsuit of John Steven Alford and Robert Larrabee, individually and on behalf of a Plaintiff Class v. Pioneer Natural Resources USA, Inc. The plaintiffs in the lawsuit are royalty owners in oil and gas properties located in the Hugoton field, which are owned by Pioneer USA, a subsidiary of Pioneer Natural Resources Company (“Pioneer”). The plaintiffs sued a predecessor company to Pioneer USA asserting various claims relating to alleged improper deductions in the calculation of royalties. Under the terms of the settlement agreement, Pioneer USA has made two installment cash payments to settle the plaintiffs’ claims with respect to production occurring on and before December 31, 2005.

By letter dated October 10, 2007, Pioneer informed the Trustee that during the course of Pioneer USA’s analysis of the payments under the terms of the settlement agreement, Pioneer USA has now determined that Mesa Royalty Trust (the “Trust”) should not bear any portion of the second installment payment and that Pioneer USA should reimburse the Trust for the portion of the first installment payment previously charged to the Trust and paid in September 2006. As a result, Pioneer USA will make an adjustment, including any interest on such amounts to be reimbursed, to the distribution made to the Trust in October 2007, and no portion of the second installment payment will be charged to the Trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mesa Royalty Trust

	By:	THE BANK OF NEW YORK TRUST COMPANY,
N.A., AS TRUSTEE

Date: October 17, 2007
	By:	/s/ Mike Ulrich
Mike Ulrich
Vice President